Goldman
Sachs Variable Insurance Trust
GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, NEW YORK, NEW YORK 10005
International Equity Fund

Annual Report
December 31, 2004

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Shareholder Letter

Dear Shareholders:

This report provides an overview on the performance of the Goldman Sachs Variable Insurance Trust – International Equity Fund during the one-year reporting period that ended December 31, 2004.

Market Overview

U.S. investors in international equity markets were rewarded with strong returns in 2004 given the weakening dollar and significant returns in Asia (excluding Japan). The performance of international sectors diverged dramatically over the past year. Higher risk areas, especially the Information Technology sector, performed poorly as interest rates rose and corporate earnings growth moderated. However, Information Technology was one of the strongest performing sectors at the end of 2004. The Healthcare sector demonstrated significant weakness in the latter part of 2004. This was due to increased regulatory risk and the threat of generic drugs to pharmaceutical companies.

In contrast, the Energy sector dramatically outperformed the market over the fiscal year. This was a result of the significant rise in the price of oil in 2004. The international equity markets gained momentum in November and December of 2004, on the back of a drop in energy prices from their record high levels and a clear victor in the U.S. Presidential election.

Investment Objective

The Fund seeks long-term capital appreciation.

Portfolio Composition

Top 10 Portfolio Holdings as of December 31, 2004*

			% of Net
Company	Country	Business	Assets

Vodafone Group PLC	United Kingdom	Telecommunication Services	5.1%
Nestle SA	Switzerland	Food, Beverage & Tobacco	3.6
Total Fina Elf SA Class B	France	Energy	3.5
GlaxoSmithKline PLC	United Kingdom	Pharmaceuticals & Biotechnology	3.4
Novartis AG	Switzerland	Pharmaceuticals & Biotechnology	3.2
Zurich Financial Services AG	Switzerland	Insurance	3.0
Banco Bilbao Vizcaya Argentaria SA	Spain	Banks	3.0
WPP Group PLC	United Kingdom	Media	3.0
LVMH Moet Hennessy Louis Vuitton SA	France	Consumer Durables & Apparel	2.9
Hyundai Motor Co. GDR	South Korea	Automobiles & Components	2.6

* Opinions expressed in this report represent our present opinions only. Reference to individual securities should not be construed as a commitment that such securities will be retained in the Fund. From time to time, the Fund may change the individual securities it holds, the number or types of securities held and the markets in which it invests. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities. References to individual securities do not constitute a recommendation to the investor to buy, hold or sell such securities. In addition, references to past performance of the Fund do not indicate future returns, which are not guaranteed and will vary. Furthermore, the value of shares of the Fund may fall as well as rise.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Shareholder Letter (continued)

Performance Review

Over the one-year period that ended December 31, 2004, the Fund generated a cumulative total return of 13.48%. Over the same time period, the Fund’s benchmark, the Morgan Stanley Capital International (“MSCI”) Europe, Australasia and Far East (“EAFE”) Index (unhedged with dividends reinvested), generated a cumulative total return of 20.70%.

In 2004, we saw a continued trend where larger, higher quality companies that weathered the difficult markets of 2001 and 2002 did not participate in the market rally of 2003 and 2004 as much as their more cyclical, smaller, highly leveraged peers. Our stock selection process, which has a bias towards high quality companies that should outperform over the market cycle, was therefore a leading contributor to the Fund’s underperformance. In addition, the Fund’s underweight to the strong performing Energy sector hurt results.

On the stock specific level, Yukos, Russia’s largest oil company, was the largest detractor from performance during the reporting period. We originally established a position in Yukos due to its attractive valuation and strong production growth prospects. We believed that Yukos possessed extensive reserves and had an excellent growth profile. These qualities made it a more attractive investment than a number of the major western oil companies that had been suffering from declining reserves, poor reserve replacement ratios, and rising production costs. Unfortunately, the Russian government’s ongoing attempts to extract large tax penalties from the company caused the position to detract meaningfully from performance. As part of this campaign, the Russian authorities froze Yukos’ assets, making it difficult for the company to settle this liability. In November of 2004, the already weak shares of Yukos traded down significantly after the company received additional tax claims totaling $9 billion. This brought Yukos’ total tax liability to $14 billion, a value greater than the approximate market value of the company. In light of this news, we accelerated our liquidation process and the stock is no longer held in the portfolio.

Another stock that hurt results was Nokia Corp., the world’s largest mobile telephone manufacturer. The competitive environment for Nokia products has become more intense. Nokia’s ability to execute its business strategy also deteriorated, resulting in lower margins and a reduced ability to sustain its historically high margins relative to the industry. We eliminated the position in the third quarter of 2004 as we believed the company’s earnings power had been impaired relative to its historical achievements and that its fair value was below the then current market price.

Conversely, Esprit Holdings Ltd., a Hong Kong-based clothing manufacturer, outperformed the market as it announced better-than-expected earnings for the duration of the year. Esprit demonstrated robust growth in the German market and began to show signs later in the year of penetration in the U.S.

We thank you for your investment and look forward to serving your investment needs in the future.

Goldman Sachs International Equity Portfolio Management Team

January 19, 2005

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Performance Summary
December 31, 2004

The following graph shows the value as of December 31, 2004, of a $10,000 investment made on January 12, 1998 (commencement of operations). For comparative purposes, the performance of the Fund’s benchmark, the Morgan Stanley Capital International (MSCI) Europe, Australasia and Far East (EAFE) Index (“MSCI EAFE Index”) (unhedged) (with dividends reinvested), is shown. This performance data represents past performance and should not be considered indicative of future performance which will fluctuate with changes in market conditions. These performance fluctuations will cause an investor’s shares, when redeemed, to be worth more or less than their original cost. Performance reflects Fund level expenses but does not reflect fees and expenses associated with any variable annuity contract or variable life insurance policy that uses the Fund as an investment option for any contract or policy. Had performance reflected all of those fees and expenses, performance would have been reduced. Performance also would have been reduced had expense limitations not been in effect. In addition to the investment adviser’s decisions regarding issuer/ industry/ country investment selection and allocation, other factors may affect Fund performance. These factors include, but are not limited to, Fund operating fees and expenses, portfolio turnover, and subscription and redemption cash flows affecting a Fund.

International Equity Fund’s Lifetime Performance

Growth of a $10,000 investment, Distributions Reinvested from January 12, 1998 to December 31, 2004.

	Since Inception	Five Years	One Year

Average Annual Total Return Through December 31, 2004

International Equity Fund (commenced January 12, 1998)	4.30%	-3.25%	13.48%

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Investments
December 31, 2004

Shares	Description	Value
Common Stocks – 99.0%

France – 15.9%
32,097	Cap Gemini SA* (Software & Services)	$1,023,965
26,084	L’Oreal SA (Household & Personal Products)	1,971,396
41,409	LVMH Moet Hennessy Louis Vuitton SA (Consumer Durables & Apparel)	3,159,017
77,531	Pages Jaunes*@ (Media)	1,873,424
44,727	PSA Peugeot Citroen (Automobiles & Components)	2,825,855
37,733	Schneider Electric SA (Capital Goods)	2,614,231
17,603	Total Fina Elf SA Class B@ (Energy)	3,839,536

		17,307,424

Germany – 6.0%
23,805	Bayerische Motoren Werke (BMW) AG@ (Automobiles & Components)	1,070,430
44,534	Deutsche Boerse AG* (Diversified Financials)	2,673,131
9,591	SAP AG (Software & Services)	1,693,905
13,624	Schering AG (Pharmaceuticals & Biotechnology)	1,010,507

		6,447,973

Greece – 1.3%
51,980	OPAP SA (Hotels Restaurants & Leisure)	1,430,833

Hong Kong – 7.0%
290,320	Dah Sing Banking Group Ltd. (Banks)	601,347
147,713	Dah Sing Financial Group (Banks)	1,146,873
408,000	Esprit Holdings Ltd. (Retailing)	2,465,927
604,000	Techtronic Industries Co. Ltd. (Consumer Durables & Apparel)	1,320,292
294,000	Wing Hang Bank Ltd. (Banks)	2,066,035

		7,600,474

Italy – 2.5%
575,158	Banca Intesa SpA (Banks)	2,752,407

Japan – 13.2%
67,400	Credit Saison Co. Ltd. (Diversified Financials)	2,459,224
77,500	Konica Minolta Holdings, Inc. (Technology Hardware & Equipment)	1,031,808
134	Millea Holdings, Inc. (Insurance)	1,991,603
222,000	Mitsui Fudosan Co. Ltd. (Real Estate)	2,696,843
5,000	OBIC Co. Ltd. (Software & Services)	990,812
94,000	RICOH Co. Ltd.@ (Technology Hardware & Equipment)	1,816,706
46,100	Shin-Etsu Chemical Co. Ltd. (Materials)	1,890,661
17,780	USS Co. Ltd. (Retailing)	1,489,242

		14,366,899

Netherlands – 4.9%
62,335	European Aeronautic Defence & Space Co.@ (Capital Goods)	1,801,270
58,581	ING Groep NV (Diversified Financials)	1,764,353
57,634	VNU NV (Media)	1,692,739

		5,258,362

Norway – 2.1%
249,092	Telenor ASA (Telecommunication Services)	2,254,325

Russia – 0.6%
4,800	Mobile Telesystems ADR (Telecommunication Services)	664,848

South Korea – 3.7%
108,830	Hyundai Motor Co. GDR†@ (Automobiles & Components)	2,829,580
1,000	Samsung Electronics Co. Ltd. GDR† (Semiconductors & Semiconductor Equipment)	219,000
4,400	Samsung Electronics Co. Ltd. GDR (Semiconductors & Semiconductor Equipment)	965,519

		4,014,099

Spain – 3.0%
184,423	Banco Bilbao Vizcaya Argentaria SA (Banks)	3,257,521

Sweden – 4.6%
559,588	Skandia Forsakrings AB (Insurance)	2,773,779
704,627	Telefonaktiebolaget LM Ericsson* (Technology Hardware & Equipment)	2,210,956

		4,984,735

Switzerland – 11.8%
52,890	Credit Suisse Group (Diversified Financials)	2,215,789
14,873	Nestle SA (Food, Beverage & Tobacco)	3,868,525
68,225	Novartis AG (Pharmaceuticals & Biotechnology)	3,421,714
19,664	Zurich Financial Services AG (Insurance)	3,263,091

		12,769,119

Taiwan – 1.5%
176,363	Hon Hai Precision Industry Co. Ltd.@ (Technology Hardware & Equipment)	1,663,103

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Shares	Description	Value
Common Stocks – (continued)

United Kingdom – 20.9%
102,671	British Sky Broadcasting Group PLC (Media)	$1,105,390
38,926	Carnival PLC (Hotels Restaurants & Leisure)	2,369,900
155,445	GlaxoSmithKline PLC (Pharmaceuticals & Biotechnology)	3,641,905
143,116	HBOS PLC (Banks)	2,321,231
35,864	Man Group PLC (Diversified Financials)	1,009,941
237,220	Prudential PLC (Insurance)	2,052,123
2,029,920	Vodafone Group PLC (Telecommunication Services)	5,511,257
372,851	WM. Morrison Supermarket PLC (Food & Staples Retailing)	1,477,692
295,395	WPP Group PLC (Media)	3,232,329

		22,721,768

TOTAL COMMON STOCKS
(Cost $87,758,027)		107,493,890

Principal	Interest	Maturity
Amount	Rate	Date	Value
Short-Term Obligation – 1.0%

State Street Bank & Trust Euro Time Deposit
$1,100,000	2.19%	01/03/2005
(Cost $1,100,000)			$1,100,000

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $88,858,027)			$108,593,890

Shares	Description	Value
Securities Lending Collateral – 6.5%

7,128,086	Boston Global Investment Trust – Enhanced Portfolio
(Cost $7,128,086)		$7,128,086

TOTAL INVESTMENTS – 106.5%
(Cost $95,986,113)		$115,721,976

As a % of
Net Assets
Common Stock Industry Classifications††

Automobiles & Components	6.2%
Banks	11.2
Capital Goods	4.1
Consumer Durables & Apparel	4.1
Diversified Financials	9.3
Energy	3.5
Food & Staples Retailing	1.4
Food, Beverage & Tobacco	3.6
Hotels Restaurants & Leisure	3.5
Household & Personal Products	1.8
Insurance	9.3
Materials	1.7
Media	7.3
Pharmaceuticals & Biotechnology	7.4
Real Estate	2.5
Retailing	3.6
Semiconductors & Semiconductor Equipment	1.1
Software & Services	3.4
Technology Hardware & Equipment	6.2
Telecommunication Services	7.8

TOTAL COMMON STOCK	99.0%

*	Non-income producing security.

@	All or a portion of security is on loan.

†	Securities are exempt from registration under rule 144A of the Securities Act of 1933. Under procedures approved by the Board of Trustees, such securities have been determined to be liquid by the Investment Adviser and may be resold, normally to qualified institutional buyers in transactions exempt from registration. Total market value of Rule 144A securities amounted to $3,048,580, which represent approximately 2.8% of net assets as of December 31, 2004.

††	Industry concentrations greater than one-tenth of one percent are disclosed.

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

Investment Abbreviations:
ADR	—	American Depositary Receipt
GDR	—	Global Depositary Receipt

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Investments (continued)
December 31, 2004

ADDITIONAL INVESTMENT INFORMATION

FORWARD FOREIGN CURRENCY CONTRACTS — At December 31, 2004, the International Equity Fund had outstanding forward foreign currency exchange contracts, both to purchase and sell foreign currencies as follows:

				Unrealized
Open Forward Foreign Currency	Expiration	Value on	Current
Purchase Contracts	Date	Settlement Date	Value	Gain	Loss

Australian Dollar	01/28/2005	$5,416,091	$5,376,060	$—	$40,031
	03/16/2005	658,000	664,053	6,053	—
	03/16/2005	1,303,050	1,298,203	—	4,847
British Pounds	01/21/2005	4,510,930	4,665,652	154,722	—
	03/16/2005	1,978,000	1,953,865	—	24,135
Canadian Dollar	03/16/2005	1,326,984	1,310,501	—	16,483
Danish Krone	01/26/2005	813,036	828,664	15,628	—
Euro Currency	01/26/2005	902,775	921,589	18,814	—
	03/16/2005	1,956,089	1,988,359	32,270	—
Japanese Yen	01/31/2005	9,333,881	9,444,495	110,614	—
	03/16/2005	3,885,276	3,906,734	21,458	—
New Zealand Dollar	02/18/2005	245,347	249,401	4,054	—
Norwegian Krone	01/20/2005	780,108	784,314	4,206	—
	03/16/2005	2,672,188	2,694,474	22,286	—
Singapore Dollar	01/20/2005	896,988	904,447	7,459	—
Swedish Krona	03/16/2005	1,978,000	1,990,359	12,359	—
Swiss Franc	03/16/2005	667,000	672,232	5,232	—

TOTAL OPEN FORWARD FOREIGN CURRENCY PURCHASE CONTRACTS		$39,323,743	$39,653,402	$415,155	$85,496

				Unrealized
Open Forward Foreign Currency	Expiration	Value on	Current
Sale Contracts	Date	Settlement Date	Value	Gain	Loss

Australian Dollar	03/16/2005	$3,292,000	$3,353,643	$—	$61,643
British Pounds	03/16/2005	1,353,555	1,375,469	—	21,914
Canadian Dollar	03/16/2005	670,000	666,003	3,997	—
	03/16/2005	1,311,000	1,337,202	—	26,202
Euro Currency	03/16/2005	1,968,000	2,011,452	—	43,452
Japanese Yen	03/16/2005	1,315,000	1,343,120	—	28,120
Hong Kong Dollar	03/09/2005	5,654,463	5,653,981	482	—
Norwegian Krone	01/20/2005	2,391,033	2,452,084	—	61,051
	03/16/2005	668,000	677,177	—	9,177
Swedish Krona	03/16/2005	1,336,969	1,349,047	—	12,078
	03/18/2005	1,872,050	1,898,372	—	26,322
Swiss Franc	01/24/2005	4,807,699	4,906,087	—	98,388
	03/16/2005	3,979,860	3,999,175	—	19,315

TOTAL OPEN FORWARD FOREIGN CURRENCY SALE CONTRACTS		$30,619,629	$31,022,812	$4,479	$407,662

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Assets and Liabilities
December 31, 2004

Assets:

Investment in securities, at value (identified cost $88,858,027)	$108,593,890
Securities lending collateral, at value	7,128,086
Cash	420
Foreign currencies, at value (identified cost $57,177)	57,178
Receivables:
Forward foreign currency exchange contracts	419,634
Dividends and interest, at value	183,909
Due from brokers on closed but unsettled futures	60,520
Reimbursement from adviser	20,073
Securities lending income	9,262
Fund shares sold	2,826

Total assets	116,475,798

Liabilities:

Payables:
Payable upon return of securities loaned	7,128,086
Forward foreign currency exchange contracts	493,158
Amounts owed to affiliates	93,579
Fund shares repurchased	49,368
Accrued expenses	87,575

Total liabilities	7,851,766

Net Assets:

Paid-in capital	144,318,337
Accumulated undistributed net investment income	420,026
Accumulated net realized loss on investment, futures and foreign currency related transactions	(55,785,350)
Net unrealized gain on investments and translation of assets and liabilities denominated in foreign currencies	19,671,019

NET ASSETS	$108,624,032

Total shares of beneficial interest outstanding, par value $0.001 (unlimited shares authorized)	10,224,154
Net asset value, offering and redemption price per share	$10.62

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statement of Operations
For the Year Ended December 31, 2004

Investment income:

Dividends(a)	$1,832,321
Interest (including securities lending income of $143,509)	154,767

Total income	1,987,088

Expenses:

Management fees	1,019,839
Custody and accounting fees	211,734
Professional fees	42,165
Printing fees	41,236
Transfer agent fees	40,794
Trustee fees	14,439
Other	2,783

Total expenses	1,372,990

Less — expense reductions	(149,532)

Net expenses	1,223,458

NET INVESTMENT INCOME	763,630

Realized and unrealized gain (loss) on investment, futures and foreign currency related transactions:

Net realized gain from:
Investment transactions	5,838,405
Futures transactions	35,157
Foreign currency related transactions	211,223
Net change in unrealized gain (loss) on:
Investments	6,018,606
Translation of assets and liabilities denominated in foreign currencies	(122,334)

Net realized and unrealized gain on investment, futures and foreign currency related transactions	11,981,057

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$12,744,687

(a)	Foreign taxes withheld on dividends were $217,110.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Statements of Changes in Net Assets

	For the Year	For the Year
	Ended	Ended
	December 31,	December 31,
	2004	2003

From operations:

Net investment income	$763,630	$84,538
Net realized gain on investment, futures and foreign currency related transactions	6,084,785	463,753
Net change in unrealized gain on investments and translation of assets and liabilities denominated in foreign currencies	5,896,272	7,435,932

Net increase in net assets resulting from operations	12,744,687	7,984,223

Distributions to shareholders:

From net investment income	(1,154,644)	(641,177)

From share transactions:

Proceeds from sales of shares	5,062,404	3,347,815
Proceeds in connection with merger	—	85,111,633
Reinvestment of dividends and distributions	1,154,644	641,177
Cost of shares repurchased	(15,975,317)	(2,865,383)

Net increase (decrease) in net assets resulting from share transactions	(9,758,269)	86,235,242

TOTAL INCREASE	1,831,774	93,578,288

Net assets:

Beginning of year	106,792,258	13,213,970

End of year	$108,624,032	$106,792,258

Accumulated undistributed (distributions in excess of) net investment income	$420,026	$(366,918)

Summary of share transactions:

Shares sold	520,639	427,150
Shares issued in connection with merger	—	9,311,989
Shares issued on reinvestment of dividends and distributions	111,462	71,006
Shares repurchased	(1,676,423)	(364,591)

NET INCREASE (DECREASE)	(1,044,322)	9,445,554

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Financial Highlights
Selected Data for a Share Outstanding Throughout Each Year

		Income (loss) from												Ratios assuming no
		investment operations			Distributions to shareholders									expense reductions

			Net										Ratio of	Ratio of	Ratio of
	Net asset		realized				From		Net asset		Net assets	Ratio of	net investment	total	net investment
	value,	Net	and	Total from	From net	From tax	net		value,		at end of	net expenses	income	expenses	income (loss)	Portfolio
	beginning	investment	unrealized	investment	investment	return of	realized	Total	end of	Total	year	to average	to average	to average	to average	turnover
	of year	income(b)	gain (loss)	operations	income	capital	gain	distributions	year	return(a)	(in 000s)	net assets	net assets	net assets	net assets	rate

For the Years ended December 31,

2004	$9.48	$0.07	$1.18	$1.25	$(0.11)	$—	$—	$(0.11)	$10.62	13.48%	$108,624	1.20%	0.75%	1.35%	0.60%	63%
2003	7.25	0.04	2.53	2.57	(0.34)	—	—	(0.34)	9.48	35.49	106,792	1.37	0.49	2.60	(0.74)	49
2002	8.99	0.03	(1.68)	(1.65)	(0.09)	—	—	(0.09)	7.25	(18.34)	13,214	1.46	0.32	2.96	(1.18)	86
2001	11.78	0.05	(2.68)	(2.63)	(0.09)	(0.04)	(0.03)	(0.16)	8.99	(22.26)	17,773	1.35	0.47	2.05	(0.23)	76
2000	14.47	0.05	(1.99)	(1.94)	—	—	(0.75)	(0.75)	11.78	(13.19)	29,261	1.34	0.37	1.99	(0.28)	70

(a)	Assumes investment at the net asset value at the beginning of the year, reinvestment of all distributions and a complete redemption of the investment at the net asset value at the end of the year.
(b)	Calculated based on the average shares outstanding methodology.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Notes to Financial Statements
December 31, 2004

1. ORGANIZATION

Goldman Sachs Variable Insurance Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Act”) as an open-end management investment company. The Trust includes the Goldman Sachs International Equity Fund (the “Fund”). The Fund is a diversified portfolio under the Act.

     Shares of the Trust may be purchased and held by separate accounts of participating life insurance companies for the purpose of funding variable annuity contracts and variable life insurance policies. Shares of the Trust are not offered directly to the general public.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Fund. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in securities traded on a foreign securities exchange are valued daily at fair value determined by an independent service (if available) under valuation procedures approved by the Board of Trustees consistent with applicable regulatory guidance. The independent service takes into account multiple factors including, but not limited to, movements in the U.S. securities markets, certain depositary receipts, futures contracts and foreign currency exchange rates.

     Investments in securities traded on a U.S. securities exchange or the NASDAQ system or for investments in securities traded on a foreign securities exchange for which an independent service is not available are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/ dealer supplied valuations or matrix pricing systems. Unlisted equity and debt securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Investments in investment companies are valued at the net asset value per share on the valuation date. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or are deemed inaccurate by the Investment Adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.
     Investing in foreign markets may involve special risks and considerations not typically associated with investing in the United States. These risks include revaluation of currencies, high rates of inflation, repatriation restrictions on income and capital, and adverse political and economic developments. Moreover, securities issued in these markets may be less liquid, subject to government ownership controls, delayed settlements, and their prices may be more volatile than those of comparable securities in the United States.

B. Security Transactions and Investment Income — Security transactions are recorded as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes which are reduced by any amounts reclaimable by the Fund, where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted. In addition, it is the Fund’s policy to accrue for estimated capital gains taxes on foreign securities held by the Fund which are subject to such taxes.

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Notes to Financial Statements (continued)
December 31, 2004

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

C. Federal Taxes — It is the Fund’s policy to comply with the requirements of the Internal Revenue Code (the “Code”) applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on ex-dividend date. Income distributions and capital gains distributions, if any, are declared and paid annually.

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with Federal income tax rules. Therefore, the source of the Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gain on investment transactions, or from paid-in-capital.

D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Fund on a straight-line or pro rata basis depending upon the nature of the expense.

E. Foreign Currency Translations — The books and records of the Fund are maintained in U.S. dollars. Amounts denominated in foreign currencies are translated into U.S. dollars on the following basis: (i) investment valuations, foreign currency and other assets and liabilities initially expressed in foreign currencies are converted each business day into U.S. dollars based upon current exchange rates; and (ii) purchases and sales of foreign investments, income and expenses are converted into U.S. dollars based upon currency exchange rates prevailing on the respective dates of such transactions.

     Net realized and unrealized gain (loss) on foreign currency transactions will represent: (i) foreign exchange gains and losses from the sale and holdings of foreign currencies; (ii) currency gains and losses between trade date and settlement date on investment securities transactions and forward exchange contracts; and (iii) gains and losses from the difference between amounts of dividends, interest and foreign withholding taxes recorded and the amounts actually received. The effect of changes in foreign currency exchange rates on securities and derivative instruments are not segregated in the Statement of Operations from the effects of changes in market prices of those securities and derivative instruments, but are included with the net realized and unrealized gain or loss on securities and derivative instruments. Net unrealized foreign exchange gains and losses arising from changes in the value of other assets and liabilities as a result of changes in foreign exchange rates are included as increases and decreases in unrealized appreciation/depreciation on foreign currency related transactions.

F. Segregation Transactions — As set forth in the prospectus, the Fund may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Fund is required to segregate liquid assets on the accounting records equal to or greater than the market value of the corresponding transactions.

G. Forward Foreign Currency Exchange Contracts — The Fund may enter into forward foreign currency exchange contracts for the purchase or sale of a specific foreign currency at a fixed price on a future date as a hedge or cross-hedge against either specific transactions or portfolio positions. The Fund may also purchase and sell forward contracts to seek to increase total return. All commitments are “marked-to-market” daily at the applicable translation rates and any resulting unrealized gains or losses are recorded in the Fund’s financial statements. The Fund records realized gains or losses at the time a forward contract is offset by entry into a closing transaction or extinguished by delivery of the currency. Risks may arise upon entering into these contracts from the potential inability of counterparties to meet the terms of their contracts and from unanticipated movements in the value of a foreign currency relative to the U.S. dollar.

     The contractual amounts of forward foreign currency exchange contracts do not necessarily represent the amounts potentially subject to risk. The measurement of the risks associated with these instruments is meaningful only when all related and offsetting transactions are considered. At December 31, 2004, the Fund had segregated sufficient cash and/or securities to cover any commitments under these contracts.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

H. Futures Contracts — The Fund may enter into futures transactions to hedge against changes in interest rates, securities prices, currency exchange rates or to seek to increase total return. Futures contracts are valued at the last settlement price at the end of each day on the board of trade or exchange upon which they are traded. Upon entering into a futures contract, the Fund is required to deposit with a broker, or the Fund’s custodian bank on behalf of the broker an amount of cash or securities equal to the minimum “initial margin” requirement of the associated futures exchange. Subsequent payments for futures contracts (“variation margin”) are paid or received by the Fund daily, dependent on the daily fluctuations in the value of the contracts, and are recorded for financial reporting purposes as unrealized gains or losses. When contracts are closed, the Fund realizes a gain or loss which is reported in the Statement of Operations.

     The use of futures contracts involve, to varying degrees, elements of market and counterparty risk which may exceed the amounts recognized in the Statement of Assets and Liabilities. Changes in the value of the futures contract may not directly correlate with changes in the value of the underlying securities. This risk may decrease the effectiveness of the Fund’s strategies and potentially result in a loss.

3. AGREEMENTS

Pursuant to the Investment Management Agreement (the “Agreement”), Goldman Sachs Asset Management International (“GSAMI”), an affiliate of the Investment Management Division of Goldman, Sachs & Co. (“Goldman Sachs”), serves as the investment adviser to the Fund. Under the Agreement, GSAMI, subject to the general supervision of the Trust’s Board of Trustees, manages the Fund’s portfolios.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Fund’s business affairs, including providing facilities, GSAMI is entitled to a fee (“Management Fee”) computed daily and payable monthly, equal to an annual percentage rate of 1.00% of the Fund’s average daily net assets.
     The investment adviser has voluntarily agreed to limit “Other Expenses” (excluding Management Fees, Transfer Agent fees and expenses, taxes, interest, brokerage, litigation and indemnification costs, shareholder meeting and other extraordinary expenses) to the extent that such expenses exceed, on an annual basis, 0.16% of the average daily net assets of the Fund. Such expense reimbursements, if any, are computed daily and paid monthly. In addition, the Fund is not obligated to reimburse GSAMI for prior fiscal year expense reimbursements, if any. For the year ended December 31, 2004, GSAMI reimbursed approximately $149,200.
     In addition, the Fund has entered into certain offset arrangements with the custodian resulting in a reduction in the Fund’s expenses. For the year ended December 31, 2004, custody fees were reduced by approximately $300.
     Goldman Sachs also serves as the transfer agent of the Fund for a fee. The fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate of 0.04% of the average daily net assets of the Fund. Goldman Sachs serves as the distributor of the Fund’s shares at no cost to the Fund.
     At December 31, 2004, the amounts owed to affiliates were approximately $90,000 and $3,600 for Management and Transfer Agent fees, respectively.

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds of sales and maturities of long term securities for the year ended December 31, 2004, were $63,571,439 and $71,901,007, respectively. For the year ended December 31, 2004, Goldman Sachs earned approximately $4,600 of brokerage commissions from portfolio transactions, including futures transactions, executed on behalf of the Fund.

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the SEC and the terms and conditions contained therein, the Fund may lend its securities through its securities lending agent, Boston Global Advisers (“BGA”) — a wholly owned subsidiary of Goldman

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Notes to Financial Statements (continued)
December 31, 2004

5. SECURITIES LENDING (continued)
Sachs, to certain qualified borrowers including Goldman Sachs. In accordance with the Fund’s securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. As with other extensions of credit, the Fund bears the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     Both the Fund and BGA receive compensation relating to the lending of the Fund’s securities. The amount earned by the Fund for the year ended December 31, 2004, is reported parenthetically on the Statement of Operations. A portion of this amount, $4,897, represents compensation earned by the Fund from lending its securities to Goldman Sachs. For the year ended December 31, 2004, BGA earned $25,323 in fees as securities lending agent. At December 31, 2004, the Fund loaned securities having a market value of $6,776,511 collateralized by cash in the amount of $7,128,086. The Fund invests the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Act and is managed by GSAM, for which GSAM receives an investment advisory fee of up to 0.10% of the average daily net assets of the Enhanced Portfolio. The Enhanced Portfolio invests in high quality money market instruments. The Fund bears the risk of incurring a loss from the investment of cash collateral due to either credit or market factors. At December 31, 2004, the amount payable to Goldman Sachs upon return of securities loaned is $54,000.

6. LINE OF CREDIT FACILITY

The Fund participates in a $350,000,000 committed, unsecured revolving line of credit facility. Under the most restrictive arrangement, the Fund must own securities having a market value in excess of 300% (400% prior to May 26, 2004) of the total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. This committed facility also requires a fee to be paid by the Fund based on the amount of the commitment that has not been utilized. During the year ended December 31, 2004, the Fund did not have any borrowings under this facility.

7. ADDITIONAL TAX INFORMATION

The tax character of distributions paid during the fiscal years ended December 31, 2004 and December 31, 2003 was as follows:

	For the year ended December 31,

	2004	2003

Distributions paid from:
Ordinary income	$1,154,644	$641,177

Total taxable distributions	$1,154,644	$641,177

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

7. ADDITIONAL TAX INFORMATION (continued)

As of December 31, 2004, the components of accumulated earnings (losses) on a tax basis were as follows:

Undistributed ordinary income — net	$322,933
Capital loss carryforward:*
Expiring 2008	(17,055,611)
Expiring 2009	(27,159,909)
Expiring 2010	(8,409,296)
Expiring 2011	(609,034)

Total capital loss carryforward	(53,233,850)
Timing differences (post October losses)	(914,343)
Unrealized gains — net	18,130,955

Total accumulated losses — net	$(35,694,305)

*	Utilization of these losses may be limited under the Internal Revenue Code.

At December 31, 2004, the Fund’s aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes was as follows:

Tax cost	$97,623,270

Gross unrealized gain	18,327,521
Gross unrealized loss	(228,815)

Net unrealized security gain	$18,098,706

The difference between book-basis and tax-basis unrealized gains (losses) is attributable primarily to wash sales and certain forward currency contracts.

8. CERTAIN RECLASSIFICATIONS

In order to present certain components of the Fund’s capital accounts on a tax basis, certain reclassifications have been recorded to the Fund’s accounts. The Fund reclassified $206,560 and $1,177,958 to paid-in capital and accumulated undistributed net investment income, respectively, from accumulated net realized loss on investment, futures and foreign currency related transactions. This reclassification has no impact on the net asset value of the Fund. Reclassifications result primarily from the difference in the tax treatment of foreign currency transactions, realized capital gain taxes and investments in passive foreign investment companies.

9. MERGERS AND REORGANIZATIONS

At a meeting held on September 18, 2003, the Board of Trustees of the Trust approved (i) an Agreement and Plan of Reorganization (the “Protective Agreement”) providing for the tax-free acquisition of the International Equity Fund of Protective Investment Company by the Fund. The acquisition was completed on December 19, 2003 following the approval of the Protective Fund shareholders on December 9, 2003.
     Pursuant to the Protective Agreement, the assets and liabilities of the Protective International Equity Fund were transferred to the Fund in a tax-free exchange for shares of the Fund as follows:

			Acquired Fund’s
	Exchanged Shares	Value of	Shares Outstanding
Survivor/Acquired Fund	of Survivor Issued	Exchanged Shares	as of December 19, 2003

International Equity/ Protective International Equity	9,311,989	$85,111,633	9,431,932

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Notes to Financial Statements (continued)
December 31, 2004

9. MERGERS AND REORGANIZATIONS (continued)

The following chart shows the Survivor Fund’s and Acquired Fund’s aggregate net assets (immediately before and after the completion of the acquisition) and the Acquired Fund’s unrealized appreciation (depreciation) and capital loss carryforwards.

Survivor Fund’s
	Survivor Fund’s	Acquired Fund’s			Aggregate
	Aggregate	Aggregate	Acquired Fund’s		Net Assets
	Net Assets	Net Assets	Unrealized	Acquired Fund’s	immediately
	before	before	Appreciation/	Capital Loss	after
Survivor/Acquired Fund	acquisition	acquisition	(Depreciation)	Carryforward*	acquisition

International Equity/ Protective International Equity	$18,015,399	$85,111,633	$8,640,456	$(50,026,977)	$103,127,032

*	For U.S. federal income tax purposes, certain limitations may apply to the utilization of the Acquired Fund’s capital loss carryforwards.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees
Goldman Sachs Variable Insurance Trust

We have audited the accompanying statement of assets and liabilities of Goldman Sachs International Equity Fund (one of the funds comprising the Goldman Sachs Variable Insurance Trust) (the “Fund”), including the statement of investments, as of December 31, 2004, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2004, by correspondence with the custodian and others. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Goldman Sachs International Equity Fund at December 31, 2004, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

New York, New York
February 9, 2005

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Fund Expenses (Unaudited) — Six Month Period Ended December 31, 2004

As a shareholder of the Fund, you incur ongoing costs, including management fees and other Fund expenses. This Example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The Example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period from July 1, 2004 through December 31, 2004.

Actual Expenses — The first line of the table below provides information about actual account values and actual expenses. You may use the information in this line, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000=8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid” to estimate the expenses you paid on your account for this period.

Hypothetical Example for Comparison Purposes — The second line of the table below provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only. As a shareholder of the Fund, you do not incur any transaction costs, such as sales charges (loads), redemption fees, or exchange fees, but shareholders of other funds may incur such costs. The second line of the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds whose shareholders may incur transaction costs.

			Expenses Paid
			for the
	Beginning	Ending Account	6 months
	Account Value	Value	ended
	7/1/04	12/31/04	12/31/04*

Actual	$1,000	$1,134.80	$6.44
Hypothetical 5% return	1,000	1,019.11 +	6.09

*	Expenses are calculated using the Fund’s annualized expense ratio, which represents the ongoing expenses as a percentage of net assets for the six months ended December 31, 2004. Expenses are calculated by multiplying the annualized expense ratio by the average account value for such period; then multiplying the result by the number of days in the most recent fiscal half year; and then dividing that result by the number of days in the calendar year. Expense ratios for the most recent fiscal half year may differ from expense ratios based on one-year data in the Financial Highlights. The annualized net expense ratio for the period was 1.20%.

+	Hypothetical expenses are based on the Fund’s actual expense ratios and an assumed rate of return of 5% per year before expenses.

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Trustees and Officers (Unaudited)

Independent Trustees

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

Ashok N. Bakhru Age: 62	Chairman & Trustee	Since 1991	President, ABN Associates (July 1994-March 1996 and November 1998-Present); Executive Vice President—Finance and Administration and Chief Financial Officer, Coty Inc. (manufacturer of fragrances and cosmetics) (April 1996-November 1998); Director of Arkwright Mutual Insurance Company (1984-1999); Trustee of International House of Philadelphia (program center and residential community for students and professional trainees from the United States and foreign countries) (1989-Present); Member of Cornell University Council (1992-Present); Trustee of the Walnut Street Theater (1992-Present); Trustee, Scholarship America (1998-Present); Director, Private Equity Investors—III and IV (November 1998-Present), and Equity-Limited Investors II (April 2002-Present); and Chairman, Lenders Service Inc. (provider of mortgage lending services) (2000-2003).

			Chairman of the Board and Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

John P. Coblentz, Jr. Age: 63	Trustee	Since 2003	Partner, Deloitte & Touche LLP (June 1975-May 2003). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Patrick T. Harker Age: 46	Trustee	Since 2000	Dean and Reliance Professor of Operations and Information Management, The Wharton School, University of Pennsylvania (February 2000-Present); Interim and Deputy Dean, The Wharton School, University of Pennsylvania (July 1999-Present); and Professor and Chairman of Department of Operations and Information Management, The Wharton School, University of Pennsylvania (July 1997-August 2000). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Mary P. McPherson Age: 69	Trustee	Since 1997	Vice President, The Andrew W. Mellon Foundation (provider of grants for conservation, environmental and educational purposes) (October 1997-Present); Director, Smith College (1998-Present); Director, Josiah Macy, Jr. Foundation (health educational programs) (1977-Present); Director, Philadelphia Contributionship (insurance) (1985-Present); Director Emeritus, Amherst College (1986-1998); Director, The Spencer Foundation (educational research) (1993-February 2003); member of PNC Advisory Board (banking) (1993-1998); and Director, American School of Classical Studies in Athens (1997-Present).

			Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

Wilma J. Smelcer Age: 55	Trustee	Since 2001	Chairman, Bank of America, Illinois (banking) (1998-January 2001); and Governor, Board of Governors, Chicago Stock Exchange (national securities exchange) (April 2001-April 2004). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	Lawson Products Inc. (distributor of industrial products).

Richard P. Strubel Age: 65	Trustee	Since 1987	Vice Chairman and Director, Unext, Inc. (provider of educational services via the internet) (2003-Present); President, COO and Director, Unext, Inc. (1999-2003); Director, Cantilever Technologies, Inc. (a private software company) (1999-Present); Trustee, The University of Chicago (1987-Present); and Managing Director, Tandem Partners, Inc. (management services firm) (1990-1999). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	Gildan Activewear Inc. (an activewear clothing marketing and manufacturing company); Unext, Inc. (provider of educational services via the internet); Northern Mutual Fund Complex (53 Portfolios).

 GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Trustees and Officers (Unaudited) (continued)

Interested Trustees

				Number of
		Term of		Portfolios in
	Position(s)	Office and		Fund Complex	Other
Name,	Held with	Length of	Principal Occupation(s)	Overseen by	Directorships
Address and Age[1]	the Trust[2]	Time Served[3]	During Past 5 Years	Trustee[4]	Held by Trustee[5]

*Alan A. Shuch Age: 55	Trustee	Since 1990	Advisory Director—GSAM (May 1999-Present); Consultant to GSAM (December 1994-May 1999); and Limited Partner, Goldman Sachs (December 1994-May 1999). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).	63	None

*Kaysie P. Uniacke Age: 43	Trustee & President	Since 2001 Since 2002	Managing Director, GSAM (1997-Present). Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies). President—Goldman Sachs Mutual Fund Complex (2002- Present) (registered investment companies). Assistant Secretary—Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).	63	None

*	These persons are considered to be “Interested Trustees” because they hold positions with Goldman Sachs and own securities issued by The Goldman Sachs Group, Inc. Each Interested Trustee holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
[1]	Each Trustee may be contacted by writing to the Trustee, c/o Goldman Sachs, One New York Plaza, 37th Floor, New York, New York, 10004, Attn: Howard B. Surloff.
[2]	The Trust is a successor to a Massachusetts business trust that was combined with the Trust on April 30, 1997.
[3]	Each Trustee holds office for an indefinite term until the earliest of: (a) the election of his or her successor; (b) the date the Trustee resigns or is removed by the Board of Trustees or shareholders, in accordance with the Trust’s Declaration of Trust; (c) the date the Trustee attains the age of 72 years (in accordance with the current resolutions of the Board of Trustees, which may be changed by the Trustees without shareholder vote); or (d) the termination of the Trust.
[4]	The Goldman Sachs Mutual Fund Complex consists of the Trust and Goldman Sachs Variable Insurance Trust. As of December 31, 2004, the Trust consisted of 57 portfolios, including the Funds described in this Annual Report, and Goldman Sachs Variable Insurance Trust consisted of 6 portfolios.
[5]	This column includes only directorships of companies required to report to the SEC under the Securities Exchange Act of 1934 (i.e., “public companies”) or other investment companies registered under the Act.

Additional information about the Trustees is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States of America): 1-800-292-4726

GOLDMAN SACHS VARIABLE INSURANCE TRUST INTERNATIONAL EQUITY FUND

Officers of the Trust* (Unaudited)

Term of
Office and
	Position(s) Held	Length of
Name, Address And Age	With the Trust	Time Served[1]	Principal Occupation(s) During Past 5 Years

Kaysie P. Uniacke 32 Old Slip New York, NY 10005 Age: 43	President & Trustee	Since 2002 Since 2001	Managing Director, GSAM (1997-Present).

Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies).

President—Goldman Sachs Mutual Fund Complex (registered investment companies).

Assistant Secretary—Goldman Sachs Mutual Fund Complex (1997-2002) (registered investment companies).

James A. Fitzpatrick 4900 Sears Tower Chicago, IL 60606 Age: 44	Vice President	Since 1997	Managing Director, Goldman Sachs (October 1999-Present); and Vice President of GSAM (April 1997-December 1999). Vice President—Goldman Sachs Mutual Fund Complex (registered investment companies).

James A. McNamara 32 Old Slip New York, NY 10005 Age: 42	Vice President	Since 2001	Managing Director, Goldman Sachs (December 1998-Present); Director of Institutional Fund Sales, GSAM (April 1998-December 2000); and Senior Vice President and Manager, Dreyfus Institutional Service Corporation (January 1993-April 1998).

Vice President—Goldman Sachs Mutual Fund Complex (registered investment companies).

Trustee—Goldman Sachs Mutual Fund Complex (registered investment companies) (December 2002-May 2004).

John M. Perlowski 32 Old Slip New York, NY 10005 Age: 40	Treasurer	Since 1997	Managing Director, Goldman Sachs (November 2003-Present) and Vice President, Goldman Sachs (July 1995-November 2003). Treasurer—Goldman Sachs Mutual Fund Complex (registered investment companies).

Howard B. Surloff One New York Plaza 37th Floor New York, NY 10004 Age: 39	Secretary	Since 2001	Managing Director, Goldman Sachs (November 2002-Present); Associate General Counsel, Goldman Sachs and General Counsel to the U.S. Funds Group (December 1997-Present).

Secretary—Goldman Sachs Mutual Fund Complex (registered investment companies) (2001-Present) and Assistant Secretary prior thereto.

[1]	Officers hold office at the pleasure of the Board of Trustees or until their successors are duly elected and qualified. Each officer holds comparable positions with certain other companies of which Goldman Sachs, GSAM or an affiliate thereof is the investment adviser, administrator and/or distributor.
*	Represents a partial list of officers of the Trust. Additional information about all the officers is available in the Funds’ Statement of Additional Information which can be obtained from Goldman Sachs free of charge by calling this toll-free number (in the United States): 1-800-292-4726.

Goldman Sachs Variable Insurance Trust International Equity Fund — Tax Information (Unaudited)

For the 2004 tax year, the Fund has elected to pass through a credit for taxes paid to foreign jurisdiction. During the year ended December 31, 2004, the Fund paid distributions of $0.1139 per share, all of which was attributable to qualified passive income. The total amount of foreign taxes paid by the Fund was $0.0222 per share. The country-by-country components of these totals, reflected as a percentage of total distributions and foreign taxes paid, are provided below.

	Source of Income %	Foreign Tax Paid %

Bermuda	2.17%	0.00%
Finland	1.98%	3.60%
France	9.96%	16.67%
Germany	1.79%	3.60%
Greece	2.35%	0.00%
Hong Kong	4.08%	0.00%
Ireland	2.23%	0.00%
Italy	1.86%	3.60%
Japan	3.34%	3.15%
Netherlands	9.16%	2.25%
Norway	1.11%	2.25%
Russia	1.18%	2.25%
Singapore	1.24%	3.15%
South Korea	5.01%	10.36%
Spain	1.86%	3.60%
Sweden	0.87%	1.80%
Switzerland	2.35%	4.50%
Taiwan	0.19%	0.00%
Thailand	0.00%	9.01%
United Kingdom	16.52%	30.21%
United States	30.75%	0.00%

TOTAL	100.00%	100.00%

TRUSTEES	OFFICERS
Ashok N. Bakhru, Chairman	Kaysie P. Uniacke, President
John P. Coblentz, Jr.	James A. Fitzpatrick, Vice President
Patrick T. Harker	James A. McNamara, Vice President
Mary Patterson McPherson	John M. Perlowski, Treasurer
Alan A. Shuch	Howard B. Surloff, Secretary
Wilma J. Smelcer
Richard P. Strubel
Kaysie P. Uniacke

GOLDMAN, SACHS & CO. Distributor and Transfer Agent

GOLDMAN SACHS ASSET MANAGEMENT, L.P. Investment Adviser

GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL 133 Peterborough Court London, England EC4A 2BB

Visit our internet address: www.gs.com/funds to obtain the most recent month-end returns.

The reports concerning the Fund included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Fund in the future. These statements are based on Fund management’s predictions and expectations concerning certain future events and their expected impact on the Fund, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Fund. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 is available (i) without charge, upon request by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders); and (ii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission (“the Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Commission’s website at http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C. and information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Form N-Q may be obtained upon request and without charge by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders).

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Fund. Please consider the Fund’s objectives, risks and charges and expenses, and read the Prospectus carefully before investing.

Holdings are as of December 31, 2004 and are subject to change in the future. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

The Fund is subject to the risk of rising and falling stock prices.

Emerging markets securities are volatile. They are subject to substantial currency fluctuations and sudden economic and political developments. At times, the Goldman Sachs Variable Insurance Trust International Equity Fund may be unable to sell certain of its portfolio securities without a substantial drop in price, if at all.

Concentration of the Fund’s assets in one or a few countries (or a particular geographic area) and currencies will subject the fund to greater risks than if the fund’s assets were not geographically concentrated.

Toll Free (in U.S.): 800-292-4726

This report is prepared for the general information of contract owners and is not an offer of shares of the Goldman Sachs Variable Insurance Trust: International Equity Fund.

© Copyright 2005 Goldman, Sachs & Co. All rights reserved. Date of first use: February 18, 2005

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